Exhibit 99.1

Spectrum Pharmaceuticals Acquires Talon Therapeutics

South San Francisco, Calif., July 17, 2013 – Talon Therapeutics, Inc. (OTCQB: TLON) today announced that a subsidiary of Spectrum Pharmaceuticals, Inc. (NasdaqGS: SPPI) entered into an agreement to purchase approximately 89% of the outstanding shares of Talon (the “Company”) directly from the Company’s principal stockholders. Spectrum also entered into an agreement with the Company under which the subsidiary of Spectrum will purchase additional shares from the Company that, together with the shares acquired from the Company’s principal stockholders, will represent in excess of 90% of the outstanding shares of Talon, and under which Spectrum will acquire the remaining outstanding shares of Company common stock through a “short-form” merger of the subsidiary of Spectrum into the Company. The Company and Spectrum expect that the share purchase and the merger will be completed within one business day.

Spectrum will pay aggregate upfront cash consideration in connection with the closing of the acquisition of approximately $11.3 million to Company stockholders, and Company stockholders will also receive contingent value rights (CVRs) to receive an aggregate of up to $195 million in future cash payments from Spectrum upon the achievement of certain one-time sales-based milestones for Marqibo® and an approval-based milestone for Menadione Topical Lotion. There can be no assurance as to the actual value, if any, of a CVR, which will depend on numerous factors. The CVRs will not be publicly traded.  The per share purchase price for each outstanding share of Company common stock payable at closing to the Company’s stockholders, including the Company’s principal stockholders, is approximately $0.056 in cash plus one CVR right.  Spectrum will also issue 3 million shares of its common stock in exchange for all of the outstanding indebtedness under the Company’s credit facility and will pay certain related accrued interest.

The transaction was reviewed by a special independent committee of the Board of Directors of Talon, which recommended the transactions for approval by the full Board.  Houlihan Lokey acted as financial advisor to the special committee in connection with the proposed transaction. The Board of Directors of Talon, based on a review of factors that it considered relevant, including the unanimous recommendation of the special independent committee, approved the transaction.

The Company expects that its shares will cease trading on the OTCQB market effective prior to the open of market on July 18, 2013. Corporate Stock Transfer, Inc., acting as the paying agent for the merger, will mail to the remaining former Company stockholders materials necessary to exchange their Company shares for payment. Additionally, the paying agent will distribute an appraisal rights notice containing additional detail regarding the transaction and the consideration received by common stockholders within 10 days following the closing of the merger.

About Talon Therapeutics

Talon Therapeutics, Inc. is a biopharmaceutical company dedicated to seizing upon medical opportunities, efficiently and expertly leading product candidates through clinical development, and transferring value to patients, patient care providers, shareholders, corporate partners, and employees.

In addition to Marqibo® (vincCRIStine sulfate LIPOSOME injection) which received accelerated approval from the US FDA for the treatment of Philadelphia chromosome negative adult acute lymphoblastic leukemia (ALL) patients in second or greater relapse or whose disease has progressed following two or more prior lines of anti-leukemia therapy, Talon has additional pipeline opportunities some of which like Marqibo, have the potential to improve delivery and enhance the therapeutic benefits of well characterized, proven chemotherapies and enable high potency dosing without increased toxicity.

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a leading biotechnology company focused on acquiring, developing, and commercializing drug products, with a primary focus in oncology and hematology. Spectrum and its affiliates market three oncology drugs ─ FUSILEV® (levoleucovorin) for Injection in the U.S.; FOLOTYN® (pralatrexate injection), also marketed in the U.S.; and ZEVALIN® (ibritumomab tiuxetan) Injection for intravenous use, for which the Company has worldwide marketing rights. Spectrum's strong track record in in-licensing and acquiring differentiated drugs, and expertise in clinical development have generated a robust, diversified, and growing pipeline of product candidates in advanced-stage Phase 2 and Phase 3 studies. More information on Spectrum is available at www.sppirx.com.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Talon Therapeutics and Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management's current beliefs and expectations. These statements include, but are not limited to, statements regarding the timing and completion of the share acquisitions and the merger, the success and strategic fit of Talon within Spectrum, the potential value of the consideration to be received by Talon’s stockholders in connection with the acquisition by Spectrum, including, without limitation, the achievement of certain milestones and Spectrum’s ability to commercialize Marqibo. Risks that could cause actual results to differ include the possibility that the drug candidates may not prove safe or effective, the possibility that existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that the drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in Talon’s and Spectrum's reports filed with the Securities and Exchange Commission. Neither Talon nor Spectrum plans to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.